Exhibit 10.1

FORM OF GRANT USED IN CONNECTION WITH THE NATIONAL RESEARCH CORPORATION 2004 NON-EMPLOYEE DIRECTOR STOCK PLAN, AS AMENDED

[Director name]

Re:         Stock Option Grant National Research Corporation Director Stock Plan

This letter is to confirm that on [date], you were automatically granted a nonqualified stock option to purchase [# of shares] shares of Common Stock, $.001 par value, of National Research Corporation (“Company”) pursuant to the terms of the 2004 Non-Employee Director Stock Plan (the “Plan”).

Your stock option to purchase up to [# of shares] shares of Common Stock is subject to the terms and conditions of the Plan. The option price is [price] per share, which was the last sale price of a share of Common Stock on the NASDAQ Stock Market on [date of grant], the date of grant.

In accordance with the terms of the Plan, when your options are granted on an “Annual Grant Date” (i.e., the date of the Company’s Annual Meeting of Shareholders) such options are not exercisable until the day immediately preceding the next following Annual Grant Date (the “Vesting Date”), unless your status as a director of the Company terminates because of death prior to that time, in which event the options become immediately exercisable in full and may be exercised for a period of three (3) years after the date of death. If for any reason other than death you cease to be an outside director of the Company prior to the Vesting Date, the options will be cancelled as of the date of such termination. Subject to the foregoing, the options expire ten (10) years after the date of grant, or if earlier, three (3) years after you cease to be an outside director of the Company.

The other terms which govern your stock options are as set forth below and as provided in the Plan.

Procedure for Exercise. You may exercise your options in whole or in part at any time after the options have become exercisable (as discussed above) by delivering written notice to the Company together with payment of the option price in cash, previously acquired shares of Common Stock valued at their fair market value or such other forms as the Board or Plan administrator approves.

Automatic Exercise of In-the-Money Options.  To the extent that any portion of a vested and exercisable option (i) remains unexercised as of 3:00 p.m. Central Time (the “Effective Time”) on the expiration date of such option, or, if such option expires on a date which is not a business day, the Effective Time on the last business day prior to such expiration date (the “Automatic Exercise Date”), and (ii) the fair market value of the Company’s Common Stock on the Automatic Exercise Date is greater than the exercise price of the option, then the entire vested and exercisable portion of such option shall be automatically exercised on the Automatic Exercise Date effective immediately prior to the Effective Time without further action by you (an “Automatic Exercise”).  The aggregate exercise price for any Automatic Exercise and any related withholding taxes will be paid by the Company retaining, from the total number of shares of Common Stock as to which the option is being exercised, a number of shares having an aggregate fair market value as of the Automatic Exercise Date equal to the amount of such aggregate exercise price plus applicable withholding taxes. For the avoidance of doubt, no option with an exercise price per share that is equal to or greater than the fair market value per share of Common Stock on the Automatic Exercise Date shall be automatically exercised pursuant to this paragraph.  For purposes of this paragraph, “fair market value” of the Company’s Common Stock means the last reported closing price of such Common Stock as of any date of determination.

Securities Laws Matters. Applicable federal and state securities laws govern the disposition by you of shares purchased through the exercise of your options. You may sell such shares only (1) pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Act”), or (2) in a transaction which is exempt from registration under the Act, such as a sale which fully complies with Rule 144 under the Act.

Non-Transferability. Your options may not be sold or transferred other than by will or under the laws of descent and distribution, except that an option may be transferred to the extent allowed by the Board or the Plan administrator. The designation of a beneficiary will not constitute a transfer.

Conformity with Plan. Your options are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan. Inconsistencies between this letter and the Plan will be resolved in accordance with the terms of the Plan.

Please execute and return the enclosed copy of this letter to the Company. By doing so, you agree to be bound by all of the terms of this letter and of the Plan.

Very truly yours,

NATIONAL RESEARCH CORPORATION

By:         [Authorized Officer]

Accepted on this _____ day of _______________, [yyyy].

[Director name], Director